Exhibit 99

Contact: Judy Rader	FOR IMMEDIATE RELEASE
ComEd Media Relations
312-394-3500
Electric Competition is Working
ICC staff report concludes Illinois auction was competitive and fair
CHICAGO (Dec. 7, 2006) — The Illinois auction, which set the price for electricity for ComEd customers beginning in 2007, was conducted in a transparent, equitable, and highly professional manner, according to a public report issued this week by the Illinois Commerce Commission staff.
The report provides details on how much each winning bidder won in the auction. A total of 21 bidders registered to compete in the statewide auction, and 16 of those bidders were successful. For ComEd, 14 suppliers won various shares of ComEd’s electricity supply requirements, which total over 18,000 MW. ComEd has signed wholesale supply contracts with each of the 14 suppliers.
“The ICC staff’s report shows that the Illinois auction was competitive, and that electric rates in 2007 will be below what they were in 1997,” said Frank M. Clark, chairman and CEO, ComEd. “The Illinois auction clearly attracted a lot of competitors and ensured that ComEd customers got the lowest available market price for electricity.”
In its report, the ICC staff and their expert advisor, the Boston Pacific Company, said they had “full access” to all elements of the auction and that it was conducted in a manner consistent with the Commission order and the auction rules. The ICC staff recommended continuing to use the auction to procure power for residential and small business customers and provided suggestions to improve the auction in the future.
The ICC staff’s report said, even with a 22 percent rate increase, ComEd’s 2007 rates will still be 3 percent below what they were in 1997. When adjusted for inflation, ComEd’s 2007 rates are actually 22 percent lower than in 1997, according to the report. That’s because, due to inflation, $1 today is the equivalent to $1.23 in 1997.
“This report reminds us that electricity remains a great value for Illinois customers,” Clark said. “The report notes that the general inflation in all energy costs in the Midwest has risen more than 67 percent since 1997. In contrast, ComEd customers will experience a far lower increase—22 percent—after a nine-year rate reduction and freeze that has already saved consumers more than $4 billion.”
Electricity supply costs represent approximately two-thirds of the total electric bill for ComEd residential customers. For an average residential customer with a $60 monthly bill, the 2007

ComEd

increase would be about $13.20 per month, or 44 cents a day. The increase would not take effect until Jan. 2, 2007. The electricity supply prices are locked in until June 2008.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation
(NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.